EXHIBIT 99.3

Management’s Discussion and Analysis of
Financial Condition and Results of Operations (unaudited)

            The following management’s discussion and analysis of financial condition and results of operations for KNBT Bancorp, Inc. and its wholly owned subsidiaries (“KNBT”) is provided as a convenience to the reader in understanding KNBT’s financial condition, changes in financial condition and results of operations as of and for the year ended December 31, 2007.  The following should be read in conjunction with (a) the audited consolidated financial statements of KNBT for the year ended December 31, 2007 contained in this Amendment No. 1 to Form 8-K, and (b) the National Penn Bancshares, Inc. (“National Penn”) Annual Report on Form 10-K (“National Penn 10-K”) for the year ended December 31, 2007.

Cautionary Language Regarding Forward-Looking Statements

            The following contains forward-looking statements that are based on management’s expectations as of the filing date of this Amendment No. 1 to Form 8-K with the Securities and Exchange Commission (“SEC”).  Such statements include plans, projections and estimates contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” herein.  Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions, the risk factors described in “Item 1A. Risk Factors” of the National Penn
10-K, “Item 1A. Risk Factors” of KNBT’s annual report on Form 10-K (“KNBT 10-K”) for the year ended December 31, 2006, National Penn’s and KNBT’s other SEC filings, and other factors.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

General Overview

            KNBT’s consolidated earnings are derived primarily from the operations of its wholly owned savings bank subsidiary, Keystone Nazareth Bank & Trust Company (“KNBT Bank”), and to a lesser degree, its other subsidiaries.

            KNBT’s results of operations depend, to a large extent, on net interest income, which is the difference between the income earned on its loan and investment portfolios and interest expense on deposits and borrowings.  Non-interest income, non-interest expense and the provision for loan losses also impact KNBT’s results of operations.  Non-interest income consists primarily of fees and service charges related to deposits and lending activities, fees from other banking and non-banking operations, loan servicing and other non-interest income.  Non-interest expense primarily consists of compensation and employee benefits, office occupancy and equipment expense, data processing, advertising and business promotion and other expenses.  KNBT’s results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities.  Future changes in applicable law, regulations or government policies may materially impact KNBT’s financial condition and results of operations.

Critical Accounting Policies, Judgments and Estimates

            The accounting and reporting policies of KNBT conform to accounting principles generally accepted in the United States of America and general practices within the financial services industry.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes.  Actual results could differ from those estimates.

            KNBT considers that the determination of the allowance for loan losses involves a higher degree of judgment and complexity than its other significant accounting policies.  The allowance for loan losses is calculated with the objective of maintaining a reserve level believed by management to be sufficient to absorb the known and inherent losses in the portfolio that are both probable and reasonable to estimate.  Management’s determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio and other relevant factors.  However, this evaluation is inherently subjective as it requires material estimates, including, among others, expected default probabilities, loss given default, expected commitment usage, the amounts and timing of expected future cash flows on impaired loans, mortgages, and general amounts for historical loss experience.  The process also considers economic conditions, uncertainties in estimating losses and inherent risks in the loan portfolio.  All of these factors may be susceptible to significant change.  To the extent actual outcomes differ from management estimates, additional provisions for loan losses may be required that would adversely impact earnings in future periods.

            KNBT recognizes deferred tax assets and liabilities for future tax effects of temporary differences, net operating loss carry forwards and tax credits.  Deferred tax assets are subject to management’s judgment based upon available evidence that future realization is more likely than not.  In 2005, a valuation allowance of $1.1 million was established to write down the deferred tax asset to its net realizable value.  Upon further analysis of the Company’s operations, the valuation allowance was increased by $650,000 in the second quarter of 2007 and by $100,000 in the third quarter of 2007.  Management believes this valuation allowance is reasonable.

            Goodwill and other identifiable intangible assets are subject to impairment testing at least annually to determine whether write-downs of the recorded balance are necessary.  KNBT tests for impairment based on the goodwill maintained at each defined reporting unit.  A fair value is determined for each reporting unit based on at least one of two different market valuation methodologies.  If the fair values of the reporting units exceed their book values, no write-down of recorded goodwill is necessary.  If the fair value of the reporting unit is less, an expense may be required to be recognized on KNBT’s books to write down the related goodwill to the proper carrying value.  As of December 31, 2007, KNBT’s recorded goodwill totaled $109.9 million compared to $105.9 million at December 31, 2006.  During the first quarter of 2007, KNBT finalized its valuations with respect to the Paragon Group, Inc. acquisition resulting in an increase in goodwill.

            On January 1, 2006, KNBT changed accounting policy related to share-based compensation in connection with the adoption of SFAS No.123(R). As a part of the transition to SFAS No.123(R), KNBT elected to use the modified version of prospective application (“modified prospective application”). Under modified prospective application, as it is applicable to KNBT, SFAS No. 123(R) applies to new awards and to awards which are modified, repurchased or cancelled after January 1, 2006.  Additionally, compensation expense for the portion of each award for which the requisite service period has not been rendered, generally referring to nonvested awards that were outstanding as of January 1, 2006, is now recognized as the remaining requisite service is rendered.  Compensation expense for such awards granted prior to January 1, 2006 is based on the same method and on the same grant date fair values previously determined for the pro forma disclosures required for all companies that did not previously adopt the fair value accounting method for share-based compensation.

            The fair value of our stock option grants is estimated at the date of grant using the Black-Scholes option-valuation model.  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable.  In addition, option valuation models require the input of highly subjective assumptions.  KNBT utilizes the following assumptions when estimating fair value of its stock option grants under SFAS No. 123(R): expected volatility, based on the historical volatility of KNBT’s traded stock and peer group comparisons; expected term, calculated using the simplified method; expected dividend yield, based on historical patterns and peer group performance; and the risk free interest rate, based on the U.S. Treasury yield curve at the time of the grant.  KNBT uses historical data to estimate the likelihood of option exercise and employee termination within the valuation model.

Comparison of Financial Condition at December 31, 2007 and December 31, 2006

Assets

            KNBT’s total assets decreased $8.7 million, or 0.3%, to $2.9 billion at December 31, 2007 compared to $2.9 billion at December 31, 2006 primarily due to a decline in investment securities that was partially offset by growth in the loan portfolio.  At December 31, 2007, KNBT’s net loans receivable were $1.8 billion, an increase of $245.5 million or 15.3% as compared to the December 31, 2006 total of $1.6 billion.  At December 31, 2007, total investment securities decreased $242.8 million or 27.2% to $649.6 million compared to $892.4 million at December 31, 2006.  At December 31, 2007, there was a decrease in both the available-for-sale and the held-to-maturity investment securities portfolios of KNBT.  The available-for-sale category decreased $236.3 million or 27.5% while the held-to-maturity category decreased $6.5 million or 19.4% during the period.  The decrease in the available-for-sale portfolio was primarily attributable to decreases of $126.6 million or 18.4% in mortgage-backed securities, $67.3 million or 71.2% in U.S. Government and agency securities and $43.9 million or 63.9% in Corporate and other securities.  The proceeds from calls, maturities and principal repayments on investment securities during the twelve months ended December 31, 2007 were used to repay debt to the Federal Home Loan Bank of Pittsburgh (“FHLB”),, to fund the growth in the loan portfolio, to purchase U.S. government agency securities, and to fund repurchases of common stock pursuant to KNBT’s stock repurchase programs.

            The growth in loans receivable was primarily due to a $112.5 million or 62.1% increase in commercial non-real estate loans. In addition, residential real estate loans increased $78.1 million or 15.8% and commercial real estate loans increased $38.2 million or 10.6% during the period.  In addition, real estate construction loans increased $7.1 million or 11.6% during the period and commercial real estate loans increased $38.2 million.  At December 31, 2007 KNBT’s ratio of total non-performing assets as a percentage of total assets was 0.23% compared to 0.21% at December 31, 2006.

Non-Performing Assets

            On loans where the collection of principal or interest payments is doubtful, the accrual of interest income ceases (“non-accrual” loans).  On loans 90 days or more past due as to principal and interest payments, KNBT’s policy, with certain limited exceptions, is to discontinue accruing interest.  On occasion, this action may be taken earlier if the financial condition of the borrower raises significant concern with regard to the borrower’s ability to service the debt in accordance with the terms of the loan agreement.  Interest income is not accrued on these loans until the borrowers’ financial condition and payment record demonstrate an ability to service the debt.  Real estate that is acquired as a result of foreclosure is classified as other real estate owned.  Other real estate owned is recorded at the lower of cost or fair value less estimated selling costs.  Costs associated with acquiring and improving a foreclosed property may be capitalized to the extent that the carrying value does not exceed fair value less estimated selling costs.  Holding costs are charged to expense.  Gains and losses on the sale of other real estate owned are credited or charged to operations, as incurred.

            Non-performing loans increased $609,000 or 10.0% to $6.5 million at December 31, 2007 compared to $5.9 million at December 31, 2006.  The increase was primarily due to an increase of $469,000 or 30.2% in commercial loans and an increase of $367,000 or 16.6% in consumer loans.  The increase was partially offset by a decline of $228,000 or 10.6% in non-performing residential mortgage loans.  Total non-performing loans as a percentage of net loans declined to 0.35% at December 31, 2007, compared to 0.37% at December 31, 2006.

Allowance for Loan Losses

            The allowance for loan losses is established through a provision for loan losses.  KNBT maintains the allowance at a level believed, to the best of management’s knowledge, to cover all known and inherent losses in the portfolio that are both probable and reasonable to estimate at each reporting date. Management reviews on a monthly basis all loans that are delinquent and performs regular reviews of the portfolio in order to identify those inherent losses and assess the overall adequacy of the allowance.  Such reviews consist of a quantitative analysis by loan category, using historical loss experience and consideration of a series of qualitative loss factors.  KNBT’s evaluation process includes, among other things, an analysis of delinquency trends, non-performing loan trends, the level of charge-offs and recoveries, prior loss experience, total loans outstanding, the volume of loan originations, the type, size and geographic concentration of its loans, the value of collateral securing the loan, the borrower’s ability to repay and repayment performance, the number of loans requiring heightened management oversight, local economic conditions and industry experience.

            In addition, in establishing the allowance for loan losses, KNBT’s management uses a ten point internal rating system for all loans originated by the Commercial Lending Department.  At the time of origination, each commercial loan is assigned a rating based on the assumed risk elements of the loan.  Such risk ratings are periodically reviewed by management and revised as deemed appropriate.

            The establishment of the allowance for loan losses is significantly affected by management’s judgment and uncertainties and there is likelihood that different amounts would be reported under different conditions or assumptions.  Various regulatory agencies, as an integral part of their examination process, periodically review KNBT’s allowance for loan losses.  Such agencies may require KNBT to make additional provisions for estimated loan losses based upon judgments different from those of management.  As of December 31, 2007, KNBT’s allowance for loan losses was 1.01% of total loans receivable, compared to 1.05% at December 31, 2006.

            KNBT will continue to monitor and modify its allowance for loan losses as conditions dictate.  No assurances can be given that its level of allowance for loan losses will cover all of the inherent losses on its loans or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for loan losses.

Liabilities

      KNBT’s total liabilities totaled $2.5 billion at December 31, 2007 and also at December 31, 2006.  Total deposits increased $52.3 million or 2.7% to $1.96 billion at December 31, 2007 compared to $1.91 billion at December 31, 2006.  The increase reflects, in part, KNBT’s continuing efforts to boost the level of checking accounts, money market accounts and other core deposits.  Core deposits consist of all deposits other than certificates of deposit.  FHLB advances declined $209.5 million or 40.4% to $309.7 million at December 31, 2007, compared to $519.2 million at December 31, 2006.  The repayment of maturing advances were the primary reason for the decline.  Securities sold under agreements to repurchase increased $159.8 million or 352.8% to $205.1 million at December 31, 2007, compared to $45.3 million at December 31, 2006.  The primary reason for the increase was the purchase of a $100.0 million structured repurchase agreement taking advantage of favorable funding opportunities. Subordinated debt decreased $38.4 million or 100.0% due to the redemption of KNBT’s trust preferred securities.

Shareholders’ Equity

            Shareholders’ equity totaled $354.4 million at December 31, 2007, compared to $356.0 million at December 31, 2006, a decrease of $1.6 million or 0.5%.  The decrease in shareholders’ equity was primarily the result of the continued repurchase of shares of KNBT common stock through KNBT’s stock repurchase programs and the payment of cash dividends.  During 2007, KNBT repurchased 1,158,397 shares of its common stock at a total cost of $16.4 million.  Dividends declared and paid during 2007 reduced retained earnings by $10.0 million.  Net income for 2007 was $14.2 million.  KNBT committed to issue 47,601 shares of the Company’s common stock during 2007 pursuant to KNBT’s Employee Stock Ownership Plan (“ESOP”), with a value calculated in accordance with SOP 93-6 of approximately $666,000.  KNBT’s dividend payout ratio was 70.4% and 36.2% for the years ended December 31, 2007 and 2006, respectively.

Comparison of Operating Results for the Twelve Months Ended December 31, 2007, 2006 and 2005

Results of Operations

            Net income is affected by five major elements: (1) net interest income, or the difference between interest income earned on loans and investments and interest expense paid on deposits and borrowed funds; (2) the provision for loan losses, or the amount added to the allowance for loan losses to provide reserves for inherent losses on loans; (3) non-interest income, which is made up primarily of certain fees, wealth management income and gains and losses from sales of securities or other transactions; (4) non-interest expense, which consists primarily of salaries, employee benefits and other operating expenses; and (5) income taxes. Each of these major elements will be reviewed in more detail in the following discussion.

Net Interest Income

            Our primary source of earnings is net interest income, the difference between income on earning assets and the cost of funds supporting those assets.  Significant categories of earning assets are loans and securities while deposits and borrowings represent the major portion of interest-bearing liabilities.

            For 2007, KNBT’s net interest income was $69.3 million, a decrease of $3.6 million or 4.9% compared to $72.9 million for 2006.  Average interest-earning assets were $2.5 billion at December 31, 2007 compared with $2.6 billion for both years ended December 31, 2006 and 2005.  Average interest-bearing liabilities were $2.3 billion at December 31, 2007, compared to $2.4 billion at December 31, 2006 and $2.3 billion at December 31, 2005.  KNBT’s average interest rate spread on a tax equivalent basis was 2.46% and 2.56% for the years ended December 31, 2007 and 2006, respectively.

            In 2006, net interest income decreased $667,000 or 0.91% to $72.9 million compared to the 2005 level of $73.5 million.  KNBT’s average interest rate spread on a tax equivalent basis was 2.56% and 2.67% for 2006 and 2005, respectively.  The effective tax rate used for the taxable equivalent adjustment was 35%.  The net interest margin, a measure of net interest income performance, is determined by dividing net interest income on a tax equivalent basis by the average balance of total interest-earning assets.  The net interest margin on a tax-equivalent basis for 2007, 2006 and 2005 was 2.78%, 2.84% and 2.96%, respectively.  KNBT has experienced net interest margin and average interest rate spread contraction over the three year comparable periods due to increased deposit costs and the flat to inverted yield curve which has increased short-term funding costs at a faster rate than yields on interest-earning assets.  The flattening of the yield curve that was experienced in 2005 as well as through 2007 and the associated impact of funding KNBT’s ongoing share repurchase programs has negatively impacted margin and compressed the interest rate spread between longer term assets and shorter term liabilities.

            KNBT presents its net interest margin on a tax-equivalent basis because management believes that presentation of its net interest margin and average interest rate spread on a tax-equivalent basis provides information that is useful for a proper understanding of the operating results of KNBT's business.  These disclosures should not be viewed as a substitute for operating results determined in accordance with generally accepted accounting principles (“GAAP”) nor are they necessarily comparable to non-GAAP performance measures, which may be presented by other companies. Without the adjustment for tax-free income, the net interest margin was 2.74%, 2.79% and 2.86%, respectively, for 2007, 2006 and 2005.  See “-Average Balances, Net Interest Income, and Yields Earned and Rates Paid.” Interest Income

            KNBT’s total interest income was $151.0 million for 2007, an increase of $2.6 million or 1.7% compared to $148.4 million in total interest income for 2006.  For 2007, interest income on loans increased $16.3 million or 16.8% to $113.3 million, compared to $97.0 million for 2006.  The increase in total interest income for loans was primarily volume driven.  The average balances of loans receivable increased $213.2 million or 13.8% to $1.8 billion for 2007 compared to $1.5 billion for 2006.  Continued growth in the commercial real estate and commercial non-real estate categories was the primary reason for growth in the loan portfolio.  Interest income on investments for 2007 declined, compared to 2006, by $13.4 million or 26.9% to $36.5 million.  The decrease in interest income on investment securities was primarily driven by a decrease in the average balance of investment securities caused by the sale and maturing of investment securities.  Proceeds from security sales were used to fund the growth in the loan portfolio, to repay FHLB debt and redeem subordinated debt securities and also used to fund common stock purchases pursuant to KNBT’s stock repurchase programs.  The average balances of investment securities decreased $291.8 million or 27.8% to $759.8 million at December 31, 2007, compared to $1.1 billion at 2006.

            KNBT’s total interest income was $148.4 million for 2006, a $16.3 million or 12.3% increase compared to $132.2 million for 2005.  For 2006, interest income on loans was $97.0 million, a $19.5 million or 25.2% increase compared to $77.5 million for 2005.  Interest income on investments for the year ended December 31, 2006 was $49.9 million, a $2.4 million or 4.5% increase over 2005.  The increase in total loan interest income and total investment income was primarily volume driven.  The average balances of loans receivable increased $256.7 million or 19.8% to $1.5 billion for 2006, compared to $1.3 billion for 2005.  The average balances of investment securities decreased $165.4 million or 13.6% to $1.1 billion at December 31, 2006, compared to $1.2 billion for 2005.

Interest Expense

            KNBT’s total interest expense for 2007 was $81.7 million, an increase of $6.1 million or 8.1%, compared to $75.6 million for 2006.  The growth in interest expense reflected the continued implementation of KNBT’s strategy of increasing the portion of its funding needs satisfied through the use of deposits, in particular, core deposits.  The intense competition for deposits within KNBT’s six county market area provided upward pressure on interest expense.  Interest expense on deposits totaled $57.2 million for 2007, an increase of $11.0 million or 23.8% compared to $46.3 million for 2006.  Interest on FHLB advances, subordinated debt and securities sold under agreements to repurchase decreased by an aggregate of $4.9 million or 16.6% to $24.4 million for 2007 compared to $29.3 million for 2006.

            KNBT’s total interest expense for 2006 was $75.6 million, an increase of $16.9 million or 28.9%, compared to $58.6 million for 2005.  Interest expense on deposits totaled $46.3 million for 2006, an increase of $17.6 million or 61.6%, compared to $28.6 million for 2005.  Interest on FHLB advances, subordinated debt and securities sold under agreement to repurchase decreased by an aggregate of $696,000 or 2.3% to $29.3 million for 2006 compared to $30.0 million for 2005.  The primary reason for the decrease in interest expense in 2006 compared to 2005 was the extinguishment of debt and repayment of the FHLB advances.  The extinguishment of debt and repayment decision was precipitated by an analysis of KNBT’s funding and cash requirements that allowed KNBT to redeem securities at a price less than fair value.

            Average Balances, Net Interest Income, and Yields Earned and Rates Paid.  The following table shows for the periods indicated the total dollar amount of interest from average interest-earnings assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  The table includes information adjusted to a tax equivalent yield basis for KNBT’s tax-exempt investment securities.  The presentation on a tax-equivalent basis may be considered to include non-GAAP information.  Management believes that it is a common industry practice in the banking industry to present such information on a fully tax equivalent basis and that such information is useful to investors in making peer comparisons.  The tax-exempt adjustments and comparable GAAP information also are included in the table.

	For the Year Ended December 31,
	2007			2006			2005
		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-earning assets
Interest-bearing balances with banks	$7,190	$362	5.03%	$12,593	$545	4.33%	$76,309	$2,387	3.13%
Federal Funds Sold	17,449	899	5.15%	18,283	963	5.27%	-	-	-
Investment securities
Taxable (1)	759,762	36,456	4.80%	1,022,329	48,521	4.75%	1,124,309	48,192	4.29%
Non-taxable (2)	-	-		29,192	2,113	7.24%	92,615	6,167	6.66%
Loans receivable (2) (3)	1,760,963	114,167	6.48%	1,547,803	97,730	6.31%	1,291,123	77,847	6.03%
Allowance for loan losses	(17,480)			(16,319)			(13,784)
Net loans	1,743,483	114,167	6.55%	1,531,484	97,730	6.38%	1,277,339	77,847	6.09%
Total interest-earning assets	2,527,884	151,884	6.01%	2,613,881	149,872	5.73%	2,570,572	134,593	5.24%
Non-interest-earning assets	350,716	-		355,100	-		294,875	-
Total assets, interest income	$2,878,600	151,884		$2,968,981	149,872		$2,865,447	134,593

Interest-bearing liabilities
Demand deposits	$231,543	$2,072	0.89%	$233,547	$1,512	0.65%	$211,556	$622	0.29%
Money market deposits	570,304	21,341	3.74%	423,861	13,709	3.23%	301,727	6,133	2.03%
Savings deposits	200,314	944	0.47%	245,484	1,122	0.46%	255,810	1,112	0.43%
Certificates of deposit	730,951	32,891	4.50%	769,365	29,914	3.89%	681,827	20,756	3.04%
Total interest-bearing deposits	1,733,112	57,248	3.30%	1,672,257	46,257	2.77%	1,450,920	28,623	1.97%
Securities sold under agreements
to repurchase	122,214	5,276	4.32%	55,055	2,104	3.82%	51,011	1,551	3.04%
FHLB advances	415,881	17,087	4.11%	617,555	24,280	3.93%	755,448	26,643	3.53%
Fed funds purchased	6,317	324	5.13%	2,402	126	5.25%	-	-	-
Other debt	22,886	1,752	7.66%	38,650	2,790	7.22%	30,116	1,802	5.98%
Total interest-bearing liabilities	2,300,410	81,687	3.55%	2,385,919	75,557	3.17%	2,287,495	58,619	2.56%

Non-interest-bearing liabilities
Non-interest-bearing deposits	191,153	-		193,447	-		161,032	-
Other liabilities	31,621	-		33,389	-		28,764	-
Total liabilities	2,523,184	81,687		2,612,755	75,557		2,477,291	58,619
Shareholders' equity	355,416	-		356,226	-		388,156	-
Total liabilities and shareholders'
equity, interest expense	$2,878,600	81,687		$2,968,981	75,557		$2,865,447	58,619

Net interest income on
tax equivalent basis (2)		70,197			74,315			75,974
Net interest spread on
tax-equivalent basis (4)			2.46%			2.56%			2.67%
Net interest margin
tax-equivalent basis (5)			2.78%			2.84%			2.96%
Tax-exempt adjustment		(893)	(0.04%)		(1,451)	(0.05%)		(2,443)	(0.10%)

Net interest income and margin (4) (5)		$69,304	2.74%		$72,864	2.79%		$73,531	2.86%
Average interest-earning assets
to average interest-bearing liabilities			109.89%			109.55%			112.37%

(1) Includes Federal Home Loan Bank stock.
(2) The indicated interest income and average yields are presents on a taxable equivalent basis. The taxable equivalent adjustments included above are $892,681, $1.5 million, and $2.4 million for the years 2007, 2006 and 2005, respectively. The effective tax rate used for the taxable equivalent adjustment was 35%.

(3) Loan fees of ($597,091), ($229,912), and ($121,000) for the years 2007, 2006, and 2005, respectively, are included in interest income. Average loan balances include non-accruing loans of $5.3 million, $4.9 million, and $6.8 million and average loans held-for-sale of $1.3 million, $518,000, and $1.2 million for the years of 2007, 2006, and 2005, respectively.

(4) Net interest spread is the arithmatic difference between yield on interest-earning assets, adjusted to a tax equivalent basis, and the rate paid on interest-bearing liabilities. On a GAAP basis, the Company's net interest spread was 2.42%, 2.51% and 2.57% at December 31, 2007, 2006 and 2005, respectively.

(5) Net interest margin is computed on a GAAP basis by dividing net interest income by average interest-earning assets.

            Rate Volume Analysis. The following table shows the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities affected KNBT’s interest income and expense during the periods indicated.  For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate, which is the change in rate multiplied by prior year volume, and (2) changes in volume, which is the change in volume multiplied by prior year rate.  The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.  Amounts shown are on a tax-equivalent basis.

	For the Year Ended December 31,
	2007 Compared to 2006			2006 Compared to 2005
	Increase (Decrease)		Total	Increase (Decrease)		Total
	Due to		Increase	Due to		Increase
(in thousands)	Rate	Volume	(Decrease)	Rate	Volume	(Decrease)
Interest Income:
Interest bearing deposits with banks	$51	$(234)	$(183)	$151	$(1,993)	$(1,842)
Federal funds sold	(20)	(44)	(64)	-	963	963
Investment securities (1)	(129)	(14,049)	(14,178)	3,663	(7,388)	(3,725)
Loans receivable, net (2)	2,978	13,459	16,437	4,407	15,476	19,883
Total interest-earning assets	2,880	(868)	2,012	8,221	7,058	15,279
Interest Expense:
Demand deposits	573	(13)	560	825	65	890
Money market deposits	2,896	4,736	7,632	5,093	2,483	7,576
Savings deposits	28	(206)	(178)	55	(45)	10
Certificates of deposit	4,471	(1,494)	2,977	6,493	2,665	9,158
Total interest-bearing deposits	7,968	3,023	10,991	12,466	5,168	17,634
Securities sold under agreements
to repurchase	605	2,567	3,172	430	123	553
FHLB advances and other borrowings	736	(7,929)	(7,193)	2,500	(4,863)	(2,363)
Federal funds purchased	(7)	205	198	-	126	126
Other debt	100	(1,138)	(1,038)	477	511	988
Total interest-bearing liabilities	9,402	(3,272)	6,130	15,873	1,065	16,938
Increase (decrease) in net
interest income (3)	$(6,522)	$2,404	$(4,118)	$(7,652)	$5,993	$(1,659)

(1) Total decrease in investment securities on a nontaxable equivalent basis for the year ended December 31, 2007 would be $(13,438) and for the year ended December 31,2006 would be $(2,368).
(2) Total increase in loans receivable on a nontaxable equivalent basis for the year ended December 31, 2007 would be $16,254 and for the year ended December 31, 2006 would be $19,518.
(3) Total decrease in net interest income on a nontaxable equivalent basis for the year ended December 31, 2007 would be $(3,561) and for the year ended December 31, 2006 would be $(667).

            Tax Equivalent.  Management believes that it is common industry practice in the banking industry to present such information on a fully tax-equivalent basis and that such information is useful to investors in making peer comparisons.  However, these non-GAAP financial measures should not be considered an alternative to GAAP.  The reconciliation of these non-GAAP measures from GAAP is presented below.
	For the Twelve Months Ended
	December 31, 2007		December 31, 2006		December 31, 2005
		Average		Average		Average
(dollars in thousands)	Interest	Yield/Cost	Interest	Yield/Cost	Interest	Yield/Cost

Investment securities - nontaxable	$-	0.00%	$1,373	4.70%	$4,070	4.39%
Tax equivalent adjustments	-		740		2,097
Investment securities - nontaxable to a taxable equivalent yield	$-	0.00%	$2,113	7.24%	$6,167	6.66%

Loans receivable - nontaxable	$1,658	4.20%	$1,320	3.93%	$672	4.17%
Tax equivalent adjustments	893		711		346
Loans receivable - nontaxable to a taxable equivalent yield	$2,551	6.46%	$2,031	6.05%	$1,018	6.32%

Net interest income	$69,304		$72,864		$73,531
Tax equivalent adjustment	893		1,451		2,443
Net interest income, tax equivalent	$70,197		$74,315		$75,974
Net interest rate spread, no tax adjustment		2.42%		2.51%		2.57%
Net interest margin, no tax adjustment		2.74%		2.79%		2.86%

Provision for Loan Losses

            The provision for loan losses is determined by management’s review and analysis of the loan portfolio. This evaluation process includes, among other things, an analysis of delinquent and non-performing loans, the level of charge-offs and recoveries, the value of collateral securing the loan, the borrower’s ability to repay, repayment performance and local economic conditions.  The valuation also takes into consideration performing loans that may have certain weaknesses as identified by management in its review of loans.

            For 2007, KNBT made a provision for loan losses of $2.7 million, compared to $3.3 million for 2006 and $2.8 million for 2005.  The allowance for loan loss to total loans was 1.01% at December 31, 2007, compared to 1.05% and 1.08% at December 31, 2006 and 2005, respectively.  KNBT has made provisions in order to maintain the allowance for loan losses at a level that, to the best of its knowledge, covers all known and inherent losses in the portfolio that are both probable and reasonable to estimate.  During 2007, charge-offs were primarily related to consumer loans.  Non-performing loans totaled $6.5 million and $5.9 million at December 31, 2007 and December 31, 2006, respectively.  At December 31, 2007, KNBT’s allowance for loan losses equaled 287.5% of non-performing loans compared to 287.6% at December 31, 2006 and 177.3% at December 31, 2005.

Non-Interest Income

            For 2007, non-interest income totaled $35.7 million, a $6.4 million or 15.2% decrease from that in 2006.  This decrease was primarily the result of a decrease of $4.8 million or 151.0% in income from sales of investment securities. For 2007, there was a net loss of $1.6 million compared to a net gain of $3.2 million for the same period in 2006.  In addition, 2006 included a net gain of $3.5 million on the sale of two branches in Columbia County, Pennsylvania. These decreases, for 2007 over 2006 were partially offset by an increase in trust revenues of $784,000 or 15.8%, an increase in revenues from Caruso Benefits Group of $488,000 or 8.60%, and an increase in deposit service charges of $876,000 or 14.6%.

            Non-interest income increased $15.6 million or 59.2% to $42.1 million for 2006 compared to $26.4 million for 2005.  The increase in 2006 over 2005 was primarily the result of an increase of $2.9 million or 140.6% in income from trust operations, a $933,000 or 35.9% increase in brokerage services revenue, a $1.6 million or 39.1% increase in revenues from Caruso Benefits Group (which was included for the entire 2006 period compared to only nine months in 2005), a $1.2 million increase due to Higgins Insurance Associates, a $1.2 million gain on the extinguishment of debt (which includes $712,000 related to the reversal of intangible assets recorded as part of the Northeast Pennsylvania Financial Corp. acquisition), a $2.4 million increase in gains on sales of investments, and a $3.5 million gain on the sale of the Columbia County branches in the fourth quarter of 2006.

Non-Interest Expense

            Non-interest expense increased by $3.1 million or 4.0% to $81.0 million for 2007, compared to 2006.  The major factors for the increases in the non-interest expense for 2007 over 2006 were higher compensation and benefit expenses, increased professional fees and other operating expenses.  Compensation and benefit expenses increased $1.6 million or 3.6% for 2007 over 2006.  The principal reason for the increase in compensation expense for 2007 over 2006 was the inclusion of employees from the Paragon Group, Inc. acquisition which became effective on March 1, 2006.   Professional fees increased $843,000 or 24.7% for 2007 over 2006.  The primary reason for the increase in professional fees was mainly related the pending National Penn Bancshares, Inc. merger.  Other operating expenses increased $850,000 or 13.94%. The increase in other operating expense was mainly due to $316,000 in issuance expenses resulting from the partial redemption of trust preferred securities and a loss incurred from a robbery totaling $95,000.

            Non-interest expense increased to $77.9 million in 2006 from $67.2 million in 2005, a $10.7 million or 15.9% increase.  The major factors in the increase were higher compensation and benefit costs, higher occupancy and equipment expenses, increased advertising expenses and increased telecommunications costs.

Income Tax Expense

            KNBT recorded a $7.1 million income tax provision for 2007, compared to an income tax provision of $10.1 million for 2006.  In 2005, KNBT recorded a tax expense of $9.2 million.  Included in 2007 is an additional non-cash charge of $750,000 for the valuation allowance related to the $5.2 million deferred tax asset recorded when KNBT made a $16.1 million contribution to the Keystone Nazareth Charitable Foundation established with the conversion of Keystone Savings Bank from mutual to stock form in 2003.  KNBT has continued to review its current operations, including among other things, the effects of the $2.2 million pre-tax loss on the sale of securities and the $316,000 charge incurred in connection with the accelerated amortization of deferred costs related to the issuance of trust preferred securities combined with the existing level of tax benefits acquired in prior acquisitions.  As a result of such review, KNBT determined that the valuation allowance should be increased at December 31, 2007.  The total valuation allowance for the Keystone Nazareth Charitable Foundation asset is $1.85 million.

            Included in the provision for 2005 was a $1.1 million charge to create a valuation allowance related to the impairment of a $5.2 million deferred tax asset recorded when KNBT made a $16.2 million contribution to the Keystone Nazareth Charitable Foundation.

            KNBT’s effective Federal tax rate was 33.4% for 2007, compared to 30.0% for 2006 and 30.5% for 2005.  The December 31, 2005 tax rate, adjusted for the valuation allowance, would have been 26.9% while the December 31, 2007 adjusted tax rate would have been 29.4%.

Interest Rate Sensitivity

            Interest rate sensitivity is a measure of the extent to which net interest income would change due to changes in the level of interest rates.

            The principal objective of KNBT’s interest rate risk management function is to evaluate the interest rate risk embedded in certain balance sheet accounts, determine the level of risk appropriate, given its business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with approved guidelines.  Through such management, KNBT seeks to minimize its exposure to interest rate risk.  An Asset/Liability Committee (“ALCO”), consisting of key financial and service management personnel, meet on a monthly basis.  The ALCO is responsible for reviewing the interest rate sensitivity of the balance sheet, formulating and overseeing the implementation of strategies regarding interest rate risk and examining the effects on net interest income and liquidity.

            KNBT primarily utilizes the following strategies in its efforts to manage interest rate risk:

•
It emphasizes origination of shorter term loans, particularly construction loans, commercial and industrial loans and consumer loans.  This positions its loan portfolio to increase yields in times of rising interest rates.

•
It is an active seller in the secondary market of its newly originated, agency eligible long-term fixed-rate residential mortgage loans. This helps insulate KNBT from the interest rate risk associated with these fixed-rate assets.

•	It leverages capital effectively through the investment and loan portfolio.

•	It emphasizes the growth of core deposits.

•	It invests in securities with relatively short anticipated lives, generally three to five years.

            Gap Analysis.  The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest rate sensitive” and by monitoring a bank’s interest rate sensitivity “gap.”  An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period.  The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period.  At December 31, 2007, KNBT’s cumulative one-year interest rate gap, which is the difference between the amount of interest-earning assets maturing or repricing within one year and interest-bearing liabilities maturing or repricing within one year, as a percentage of total assets, was a negative 9.72%.  A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities.  A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets.  During a period of rising interest rates, a negative gap would tend to adversely affect its net interest income while a positive gap would tend to result in an increase in net interest income.  Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income.

    KNBT’s interest rate risk using the static gap analysis is presented in the following table.  This measurement is accomplished through stratification of KNBT’s assets and liabilities into repricing periods. The sum of the assets and liabilities in each of these periods are compared for mismatches within that maturity segment.  Core deposits having non-contractual maturities are placed into repricing periods based on historical balance performance.  Repricing for mortgage loans and mortgage-backed securities includes the effect of expected cash flows.  Estimated prepayment effects are applied to these balances based on industry projections for prepayment speeds.  Annual prepayment rates for adjustable-rate and fixed-rate single-family, multi-family mortgage loans and mortgage-backed securities are assumed to range from 12% to 32%. Annual rates of withdrawal or “decay rates” for money market deposit accounts, savings accounts and interest-bearing checking accounts are assumed to be 38%, 8% and 8%, respectively.
	At December 31, 2007
		More than	More than	More than	More than
	3 Months	3 Months	6 Months	1 Year	3 Years	More than
(dollars in thousands)	or Less	to 6 Months	to 1 Year	to 3 Years	to 5 Years	5 Years	Total
Interest-earning assets (1):
Deposits at other institutions	$1,358	$-	$-	$-	$-	$-	$1,358
Loans receivable (2)	406,414	100,082	164,468	490,508	288,663	402,527	1,852,662
Investment securities, debt	57,667	38,246	78,102	253,040	107,374	111,731	646,160
Investment securities, equity	-	-	-	-	-	25,263	25,263
Total interest-earning assets	$465,439	$138,328	$242,570	$743,548	$396,037	$539,521	$2,525,443

Cumulative total interest-earning assets	$465,439	$603,767	$846,337	$1,589,885	$1,985,922	$2,525,443	$2,525,443
Interest-bearing liabilities:
Savings deposits	$633	$7,167	$7,167	$9,556	$11,944	$143,333	$179,800
Interest-bearing checking deposits	-	13,531	9,021	9,021	4,511	189,437	225,521
Money market deposits	60,443	72,531	48,354	80,590	40,295	302,213	604,426
Certificates of deposit	184,155	201,099	179,586	176,141	8,455	1,528	750,964
FHLB advances and other
borrowings	283,797	29,127	30,783	114,927	36,420	47,698	542,752
Total interest-bearing liabilities	$529,028	$323,455	$274,911	$390,235	$101,625	$684,209	$2,303,463
Cumulative total interest-
bearing liabilities	$529,028	$852,483	$1,127,394	$1,517,629	$1,619,254	$2,303,463	$2,303,463
Interest-earning assets
less interest-bearing
liabilities	$(63,589)	$(185,127)	$(32,341)	$353,313	$294,412	$(144,688)	$221,980
Cumulative interest-rate
sensitivity gap (3)	$(63,589)	$(248,716)	$(281,057)	$72,256	$366,668	$221,980
Cumulative interest-rate gap as a
percentage of total assets at
December 31, 2007	(2.20%)	(8.61%)	(9.72%)	2.50%	12.69%	7.68%
Cumulative interest-earning assets
as a percentage of
cumulative interest-bearing
liabilities at December 31, 2007	87.98%	70.82%	75.07%	104.76%	122.64%	109.64%

(1) Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of anticipated prepayments, scheduled rate adjustment and contractual maturity.

(2) For purposes of the gap analysis, loans receivable includes non-performing loans, gross of the allowance for loan losses, undisbursed loan funds and deferred loan fees.
(3) Interest-rate sensitivity gap represents the difference between net interest-earning assets and interest-bearing liabilities.

            Certain shortcomings are inherent in the method of analysis presented in the foregoing table.  For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates.  Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.  Additionally, certain assets, such as adjustable-rate loans, have features that restrict changes in interest rates both on a short-term basis and over the life of the asset.  Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table.  Finally, the ability of many borrowers to service their adjustable-rate loans may decrease in the event of an interest rate increase.

            KNBT’s interest rate sensitivity is monitored by management through the use of models that generate estimates of the change in its net portfolio value (“NPV”) and net interest income (“NII”) over a range of interest rate scenarios.  NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts.  The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario.  KNBT also analyzes potential changes to NII for a twelve-month period under rising and falling interest rate scenarios.  The following table sets forth KNBT’s NPV and NII analysis as of December 31, 2007 and 2008, respectively, and reflects the changes to NPV and NII as a result of immediate and sustained changes in interest rates as indicated.

	Net Portfolio Value		Projected
	at December 31, 2007		Net Interest Income for 2008
		% Change		% Change
		from		from
(dollars in thousands)	Amount	Base Case	Amount	Base Case
Rate Scenario
+ 300 basis point rate shock	$506,200	-4.5%	$66,282	-8.3%
+ 200 basis point rate shock	517,593	-2.4%	68,490	-5.3%
+ 100 basis point rate shock	526,802	-0.6%	70,576	-2.4%
Static - base case	530,247	-	72,307	-
- 100 basis point rate shock	514,442	-3.0%	72,686	0.5%
- 200 basis point rate shock	466,145	-12.1%	70,364	-2.7%
- 300 basis point rate shock	407,984	-23.1%	66,360	-8.2%

Liquidity

            KNBT’s primary sources of funds are from deposits, amortization of loans, loan prepayments and the maturity of loans, mortgage-backed securities and other investments, and other funds provided from operations.  While scheduled payments from the amortization of loans and mortgage-backed securities and maturing investment securities are relatively predictable sources of funds, deposit flows and loan prepayments can be greatly influenced by general interest rates, economic conditions and competition.  KNBT also maintains excess funds in short-term, interest-bearing assets that provide additional liquidity and also utilizes outside borrowings, primarily from the FHLB, as an additional funding source.  KNBT uses its liquidity to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, and to meet operating expenses.  In addition to cash flow from loan and securities payments and prepayments as well as from sales of available-for-sale securities and mortgage loans, KNBT has significant borrowing capacity available to fund liquidity needs.  For 2007, the average balances of FHLB advances and Federal funds purchased were $415.9 million and $6.3 million, respectively.  For 2006, the average balances of FHLB advances and Federal funds purchased were $617.6 million and $2.4 million, respectively.  To date, KNBT’s borrowings have consisted primarily of advances from the FHLB, repurchase agreements and overnight funds from banks.

Contractual Obligations, Commitments, Contingent Liabilities and Off-Balance-Sheet Obligations

            KNBT has not used, and has no intention to use, any significant off-balance sheet financing arrangements for liquidity purposes.  Its primary financial instruments with off-balance sheet risk are limited to loan servicing for others, obligations to fund loans to customers pursuant to existing commitments and commitments to sell mortgage loans.  In addition, KNBT has not had, and has no intention to have, any significant transactions, arrangements or other relationships with any unconsolidated, limited purpose entities that could materially affect its liquidity or capital resources.  KNBT has not, and does not intend to, trade in commodity contracts.

            KNBT anticipates that it will continue to have sufficient funds and alternative funding sources to meet its current commitments.

            KNBT’s contractual cash obligations as of December 31, 2007 are as follows:

		Payments Due by Period:
			After one	After three
		Less Than	year to	years to	More Than
(in thousands)	Total	One Year	three years	five years	5 Years

Time deposits	$750,964	$568,529	$172,589	$8,454	$1,392
FHLB debt	307,123	91,449	131,302	36,224	48,148
Subordinated debt	-	-	-	-	-
Operating leases	11,585	1,579	2,608	1,767	5,631
Deferred director fees and officer compensation	3,540	41	83	74	3,342
Total obligations	$1,073,212	$661,598	$306,582	$46,519	$58,513

            KNBT is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit and standby letters of credit.  Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.  KNBT’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments.  KNBT uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

            KNBT’s contingent liabilities and commitments as of December 31, 2007 are as follows:

			After one	After three
		Less Than	year to	years to	More Than
(in thousands)	Total	One Year	three years	five years	5 Years

Lines of credit	$399,328	$186,718	$41,459	$128,839	$42,312
Standby letters of credit	36,639	25,224	10,543	872	-
Contingent payments for acquisition	2,667	2,667	-	-	-
Other commitments to make loans	111,499	5,610	15,936	1,564	88,389
Total	$550,133	$220,219	$67,938	$131,275	$130,701

            Impact of Inflation and Changing Prices.  The financial statements, accompanying notes, and related financial data of KNBT presented have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in purchasing power of money over time due to inflation.  The impact of inflation is reflected in the increased cost of operations.  Most of KNBT’s assets and liabilities are monetary in nature; therefore, the impact of interest rates has a greater impact on its performance than the effects of general levels of inflation.  Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

            Regulatory Capital Requirements.  KNBT and KNBT Bank are subject to various regulatory capital requirements administered by the Federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on KNBT’s financial statements.  (See Note 18 of Notes to Consolidated Financial Statements set forth in Item 9.01 of this amendment No. 1 for Form 8-K).